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EXHIBIT 99

APPLIED INNOVATION INC. ANNOUNCES STOCK REPURCHASE PROGRAM


Contact:  At Applied Innovation Inc.
William H. Largent
Senior Vice President, Operations & Chief Financial Officer or John M. Spiegel, Controller
(614) 798-2000

At Robert A. Lentz & Associates, Investor Relations
Robert A. Lentz
(614) 876-2000

DUBLIN, Ohio, (October 23, 1998) Applied Innovation Inc. (Nasdaq: AINN) today announced its Board of Directors has approved a proposal that allows the Company to repurchase up to one million shares of its Common Stock, $.01 par value, through October 22, 1999.

The Board approved the repurchase of shares in public market transactions through or with brokers and dealers, or in negotiated private transactions with shareholders, as approved by management. The repurchased shares will be retired. The Company intends to repurchase such shares using cash reserves.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include: statements regarding the repurchase of shares of the Company's common stock. These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the Company is authorized but not obligated to repurchase the 1,000,000 shares and may or may not purchase any or all such shares depending on numerous factors, including the Company's need for cash reserves, changes in the Company's business, and changes in the Company's stock price, as well as the various risks inherent in the Company's business and other risks and uncertainties detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, the Company's Annual Report on Form 10-K for the year ended December


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31, 1997. One or more of these factors have affected, and could in the future affect, the Company's businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Applied Innovation Inc. is the leading provider of mediation products, which enable communications between network elements and operational support systems for the management of telecommunications carriers' networks. Applied Innovation's products provide communications and interoperability for more than 100,000 network elements within many of the world's largest and fastest growing telecommunications service providers. Applied Innovation Inc. is headquartered in Dublin, Ohio and can be reached on the World Wide Web at http://www.aiinet.com.